EXHIBIT 99

  American Tower Announces Financing Plans For Revised CBS Merger Tax Liability

BOSTON--April 30, 1998--American Tower Systems Corporation, a subsidiary of American Radio Systems Corporation, announced today that it intends to file a registration statement with the Securities and Exchange Commission to provide for a public offering of shares of Class A Common Stock. Proceeds of the offering will be used to finance its tax indemnification and other liabilities to CBS Corporation that occur as a consequence of the merger of a wholly-owned subsidiary of CBS into American Radio and the separation of American Tower from American Radio pursuant to the CBS Merger. The public offering would be made only by means of a prospectus forming a part of such registration statement. Any public offering would be subject to market conditions and other factors.

         In the event payment of its obligation to CBS is required prior to the consummation of a public offering, American Tower intends to raise the necessary funds through privately financed senior securities and, to the extent required, bank borrowings. American Tower is actively negotiating a commitment for such senior securities which, if issued, American Tower presently intends to redeem out of the public offering proceeds.

         American Tower is obligated, among other things, to reimburse CBS on a "grossed up" basis for the tax liabilities to be incurred by American Radio attributable to the distribution of the American Tower common stock to the American Radio security holders and certain related transactions, including without limitation any closing date balance sheet and working capital adjustments. In light of the significant increase in the trading levels of the American Tower Class A Common Stock, it has been agreed that American Radio will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties.


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         The closing  price at which the  American  Tower  Class A Common  Stock traded on a "when-issued" basis in the over the counter market on April 30, 1998 was $23.00 per share. Assuming the "fair market value" of American Radio's stock interest in American Tower at the time of the separation were equal to such price (and no closing date balance sheet and working capital adjustments were required), the total estimated tax reimbursement American Tower would be required to make would be between $315.0 and $345.0 million, depending on applicable state tax rates. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the American Tower common stock under the tax reporting position to be followed.

         American Radio has agreed that it will pursue, for the benefit and at the cost of American Tower, a refund claim, attributable to the "gross up" provision, estimated at approximately $90.0 million, based on the market price set forth above. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

         As a result of an increase in the tax bases of American Tower's assets of approximately $330.0 million in connection with certain transactions entered into by American Tower in contemplation of the separation of American Tower and American Radio, American Tower will have potential depreciation and amortization deductions over the next 15 years of approximately $22.0 million per year and expects to record a deferred tax asset of approximately $125.0 million to reflect this.

         Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio and American Tower said that, "While it is normally very satisfying to see the stock of a company for which you are responsible trade up, in this case the cost to American Tower of the sharp rise in its stock in the "when-issued" market is potentially quite substantial. While the actual tax liability may not be known for an extended period of time, it will in any event be very large."

         The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

         Consummation of the CBS Merger is conditioned on, among other things, approval of the Federal Communications Commission. Subject to such FCC approval, the CBS Merger is expected to occur this Spring. American Tower is a leading independent owner and operator of wireless communications sites in the United States, and, giving effect to pending acquisitions, operates more than 1,750 towers in 44 states and the District of Columbia.


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